Exhibit 99.2

TILRAY, INC.

RESTRICTED STOCK UNIT GRANT NOTICE
(AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN)

(Aphria Exchange Awards)1

Tilray, Inc. (the “Company”), pursuant to its Amended and Restated 2018 Equity Incentive Plan (as amended, the “Plan”), hereby awards to Participant a Restricted Stock Unit Award for the number of shares of the Company’s Class 2 Common Stock (“Restricted Stock Units”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant, including the terms described in the Company’s online platform maintained by eShares, Inc., DBA Carta, Inc. (the “Online Platform,” and together with this notice of grant, this “RSU Grant Notice”), and in the Plan and the restricted stock unit award agreement (the “Exchanged RSU Award Agreement”), including any special terms and conditions in the Carryover Provisions set forth in the appendix attached hereto as Exhibit A, if applicable, and any special terms and conditions for Participant’s country set forth in the appendix attached hereto as Exhibit B (the “Appendix” and, together with the Carryover Provisions  and the Exchanged RSU Award Agreement), the “Award Agreement”), all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein shall have the meanings set forth in the Plan or the Award Agreement. Subject to compliance with the Carryover Provisions, as applicable, in the event of any conflict between the terms in this Restricted Stock Unit Grant Notice or the Award Agreement and the Plan, the terms of the Plan shall control.

Participant:	See terms in the Online Platform
Date of Grant:	See terms in the Online Platform
Vesting Commencement Date:	See terms in the Online Platform
Number of Restricted Stock Units:	See terms in the Online Platform

Vesting Schedule:	See terms in the Online Platform.

Issuance Schedule:	Subject to any Capitalization Adjustment, one share of Common Stock will be issued for each Restricted Stock Unit that vests at the time set forth in Section 6 of the Award Agreement.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Restricted Stock Units pursuant to the Award specified above and supersedes all prior oral and written agreements on the terms of this Award, with the exception, if applicable, of (i) restricted stock unit awards or options previously granted and delivered to Participant, (ii) the written employment agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific Award, and (iii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

1 Notice to be used for grants to be settled within the “short-term” deferral exception under Section 409A of the Internal Revenue Code (“Section 409A”), in compliance with Section 409A, or otherwise (including Restricted Share Units or Deferred Share Unit grants issued under prior Aphria equity plan(s)).

By accepting this Award, Participant acknowledges having received and read the Restricted Stock Unit Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

TILRAY, INC.	PARTICIPANT:

By:	Signature:

Signature:	Date:

Title:

Date:

ATTACHMENTS: Award Agreement and Amended and Restated 2018 Equity Incentive Plan

TILRAY, INC.

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Aphria Exchange Awards)2

WHEREAS you previously received a grant(s) of [insert number] of restricted [deferred] share units (the “Prior Awards”) from Aphria Inc. (“Aphria”) pursuant to [insert name of Aphria equity plan] under Award Agreement(s) dated  [insert applicable date or dates] (the “Prior Award Agreement(s)”) between you and Aphria;

AND WHEREAS TILRAY INC. (the “Company”) acquired Aphria in a share exchange transaction pursuant to a Plan of Arrangement under the Business Corporations Act (Ontario) on April 20, 2021 (the “Plan of Arrangement”), the terms of which provided that the Prior Awards were exchanged for new awards (the “Tilray RSU Award” or “Award”) issued by the Company to you pursuant to the Company’s Amended and Restated 2018 Equity Incentive Plan (as amended, the “Plan”);

AND WHEREAS in accordance with the Plan of Arrangement, this exchanged restricted stock unit award agreement (the “Exchanged RSU Award Agreement” or “Agreement”) is intended to replace the Prior Award Agreement(s) and shall govern the terms and conditions of the Tilray RSU Award;

AND WHEREAS the Prior Award Agreement(s) and agreements related thereto contained certain provisions (the “Carryover Provisions”) as described in EXHIBIT A, if applicable, which shall apply to this Agreement;

NOW THEREFORE pursuant to the Exchanged RSU Grant Notice (the “Grant Notice”) and this Exchanged RSU Award Agreement, including any special terms and conditions for your country set forth in the appendix attached hereto as Exhibit B, if applicable, (the “Appendix” and, together with the Exchanged RSU Award Agreement, and any Carryover Provisions, the “Agreement”), the Company has awarded you (“Participant”) the Tilray RSU Award  for the number of Restricted Stock Units indicated in the RSU Grant Notice. Subject to compliance with the Carryover Provisions, as applicable, if there is any conflict between the terms in this Exchanged RSU Award Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Agreement or the Grant Notice shall have the same meanings given to them in the Plan.

Subject to the Carryover Provisions applicable to your Prior Award, (which for greater certainty shall be applicable to this grant of Restricted Stock Units and the terms of which shall prevail over any terms set out in the Grant Notice or the Plan), the terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

2 Form to be used for grants to be settled within the “short-term” deferral exception under Section 409A of the Internal Revenue Code (“Section 409A”), in compliance with Section 409A, or otherwise (including Restricted Share Unit and Deferred Share Unit grants issued under prior Aphria equity plan(s)).

1.          Grant Of The Award. This Award represents the right to be issued on a future date one (1) share of the Company’s Class 2 Common Stock (“Common Stock”) for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 below) as indicated in the Grant Notice. As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Restricted Stock Units subject to the Award.

2.          Vesting. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice. Vesting will cease upon the termination of your Continuous Service and the Restricted Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such Award or the shares of Common Stock to be issued in respect of such portion of the Award.

3.          Number Of Shares. The number of Restricted Stock Units subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock Units, shares, cash or other property that becomes subject to the Award pursuant to this Section 3, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares of Common Stock covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.

4.          Compliance With Laws. You may not be issued any Common Stock under your Award unless the shares of Common Stock underlying the Restricted Stock Units are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, including any U.S. and non-U.S. state, federal and local laws, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.          Transfer Restrictions. Prior to the time that shares of Common Stock have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of this Award or the shares issuable in respect of your Award, except as expressly provided in this Section 5. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units.

(a)          Death. Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.

(b)          Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your right to receive the distribution of Common Stock or other consideration hereunder, pursuant to a domestic relations order, marital settlement agreement or other divorce or separation instrument  as permitted by  applicable law that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Award with the Company General Counsel prior to finalizing the domestic relations order or marital settlement agreement to verify that you may make such transfer, and if so, to help ensure the required information is contained within the domestic relations order or marital settlement agreement.

6.          Date of Issuance.

[Alternative 1: The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation set forth in Section 11 of this Agreement, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice), and further subject to any Carryover Provisions, if applicable. Each issuance date determined by this paragraph is referred to as an “Original Issuance Date”.]3

Alternative 2: [The issuance of shares in respect of the Restricted Stock Units is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) and will be construed and administered in such a manner.  Subject to the satisfaction of the Withholding Obligation set forth in Section 11 of this Agreement, in the event one or more Restricted Stock Units vests, the Company shall issue to you on your termination of Continuous Service (which qualifies as a “separation from service” under Section 409A) one (1) share of Common Stock for each Restricted Stock Unit vested (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice), and further subject to any Carryover Provisions, if applicable. Such issuance date determined by this paragraph is referred to as an “Original Issuance Date”.]4

Alternative 3:[Subject to the satisfaction of the Withholding Obligation set forth in Section 11 of this Agreement, the issuance of shares in respect of the Restricted Stock Units shall occur only in the event one or more Restricted Units vests, and the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit within [   years] after the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice), upon your valid election by submission of a settlement notice in substantially the form attached hereto as Exhibit C (as may be modified by the Company from time to time), and further subject to any Carryover Provisions, if applicable.  Each issuance date determined by this paragraph is referred to as an “Original Issuance Date.”]5

If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then- effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”)), and either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 11 of this Agreement (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event will such shares be delivered later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with or is exempt from Section 409A, to the extent applicable.

3 This provision to be included for outstanding awards issued to Aphria grantees whose RSUs to be settled within “short-term” deferral period under Section 409A of the Code.

4 This provision to be included for outstanding Deferred Share Awards issued to Aphria directors whose RSUs will settle only upon termination of Board service.

5 This provision to be included for outstanding awards to Canadian Aphria executives (or others) who are entitled to exercise their RSUs during a period of time after vesting or applicable event.

7.          Dividends. You shall receive no benefit or adjustment to your Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.

8.          Restrictive Legends. The shares of Common Stock issued in respect of your Award shall be endorsed with appropriate legends as determined by the Company.

9.          Execution Of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

10.          Award Not A Service Contract.

(a)          Nothing in this Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares in respect of your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)          By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice may not be earned unless (in addition to any other conditions described in the Grant Notice and this Agreement) you continue as an employee, director or consultant at the will of the Company or an Affiliate, as applicable (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates  at  any time or  from time  to time, as  it  deems appropriate (a  “reorganization”).  You acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to terminate your Continuous Service at any time, with or without your cause or notice, or to conduct a reorganization.

11.          Withholding Obligation.

(a)          By accepting this award, you acknowledge that, regardless of any action taken by the Company or any Affiliate the ultimate liability for any and all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or its Affiliates, if any. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or its Affiliates may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)          On each vesting date, and on or before the time you receive a distribution of the shares of Common Stock in respect of your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you hereby authorize any required withholding from the Common Stock issuable to you and/or otherwise agree to make adequate provision, including in cash, for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Obligation”).

(c)          By accepting this Award, you acknowledge and agree that the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Obligation relating to your Restricted Stock Units by any of the following means or by a combination of such means: (i) causing you to pay any portion of the Withholding Obligation in cash; (ii) withholding from any compensation otherwise payable to you by the Company; and/or (iii) permitting or requiring you to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Obligation and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Obligation directly to the Company and/or its Affiliates. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock or any other consideration pursuant to this Award.

(d)          In the event the Withholding Obligation arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

12.          Tax Consequences And Matters. The Company has no duty or obligation to minimize the tax consequences to you of this Award and shall not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. In addition to the provisions related to Section 409A in the Plan, to the extent applicable, each installment of shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).

13.          Unsecured Obligation. Your Award is unfunded, and as a holder of a vested Award, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you pursuant to Section 6 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a Class 2 Common Stock stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

14.          Notices.  Any notice or request required or permitted hereunder shall be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.          Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

16.          Miscellaneous.

(a)          The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)          You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)          You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)          This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)          All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

17.          Effect on Other Employee Benefit Plans.  The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

18.          Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

19.          Other Documents. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

20.          Appendix. Notwithstanding any provisions in this Agreement, your Award shall be subject to the special terms and conditions for your country set forth in the Appendix attached hereto as Exhibit B. Moreover, if you relocate to one of the countries included therein, the terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

21.          Governing Plan Document. Your award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your award and those of the Plan, the provisions of the Plan will control, except to the extent that there is a provision in the Plan that is inconsistent with the Carryover Provisions, in which case the Carryover Provisions shall apply.

22.          Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

* * * * *

This Exchanged RSU Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing by the Participant of the Restricted Stock Unit Grant Notice to which it is attached.

Exhibit A6

[Carryover Provisions]

6 To be included and completed as applicable with respect to grandfathered vesting, exercise, settlement or other provisions.

Exhibit B7

Country Specific Special Terms and Conditions of the
Tilray, Inc.
Amended and Restated 2018 Equity Incentive Plan
Restricted Stock Unit Award Agreement
For Non-U.S. Participants

Capitalized terms used but not defined in this Appendix shall have the meanings ascribed to them in the Tilray, Inc. Amended and Restated 2018 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement.

Terms and Conditions

This Appendix includes additional terms and conditions that govern your participation in the Plan if you reside and/or work in one of the countries listed herein.

If you are a citizen or resident of a country other than the one in which the you are currently residing and/or working, transfer employment and/or residency to another country after the Award is granted, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions herein will apply to you.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of August 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you acquire shares of Common Stock or sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation and the Company is not in a position to assure you of any particular result. Accordingly, you acknowledge that you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, you acknowledge that if you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the Award is granted, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.

7 To be included as applicable.

A.          ADDITIONAL TERMS AND CONDITIONS FOR ALL NON-U.S. COUNTRIES

TERMS AND CONDITIONS

The following additional terms and conditions will apply to you if you reside in any country outside the United States.

1.          NATURE OR GRANT. In accepting your Award, you acknowledge, understand and agree that:

(a)          the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted under the Plan;

(b)          the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards (whether on the same or different terms), or benefits in lieu of an Award, even if an Award has been granted in the past;

(c)          all decisions with respect to future awards of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(d)          you are voluntarily participating in the Plan;

(e)          the future value of the shares of Common Stock underlying the Award is unknown, indeterminable and cannot be predicted with certainty;

(f)          no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Continuous Service in accordance with the Plan (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or rendering services or the terms of your employment agreement, if any), and in consideration of the grant of the Award, you agree not to institute any claim against the Company or any Affiliate;

(g)          unless otherwise provided herein, in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock;

(h)          unless otherwise agreed with the Company, the Award and the shares of Common Stock subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate;

(i)          neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the vesting of the Award or the subsequent sale of any shares of Common Stock acquired upon vesting; and

(j)          the Award and the shares of Common Stock subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of- service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

2.          NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

3.          LANGUAGE. If you have received this Agreement, or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control. You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Agreement.

4.          INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, Canada and your country of residence, which may affect your ability to acquire or sell the shares of Common Stock or rights to the shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by applicable securities laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

5.          FOREIGN ASSET/ACCOUNT AND TAX REPORTING, EXCHANGE CONTROLS. Your country may have certain foreign asset, account and/or tax reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You understand that you may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. You acknowledge that you are responsible for complying with all such requirements, and that you should consult personal legal and tax advisors, as applicable, to ensure compliance.

6.          IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons and to require you to sign any additional agreement or undertakings that may be necessary to accomplish the foregoing.

B.          SPECIAL COUNTRY-SPECIFIC PROVISIONS

CANADA

Terms and Conditions

Settlement. Any Restricted Stock Units that vest will be settled only in shares of Common Stock. You will not have any right to a cash payment in settlement of the Restricted Stock Units.

Personal Information Authorization. You acknowledge and consent to the fact that the Company is collecting your personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time), for the purpose of administering the Plan, and may, in connection with the administration of the plan, disclose certain of your personal information to the Company’s representatives. You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, the Employer and/or any other Affiliate to disclose and discuss such information with their advisors. You also authorize the Company, the Employer and/or any other Affiliate to record such information and to keep such information in your employee file for as long as permitted or required by law or business practices. You also acknowledge and consent to the Company’s disclosure, as may be required by applicable securities and taxation laws, the rules and policies of any stock exchange or the rules of the Investment Industry Regulatory Organization of Canada, to regulatory and taxation authorities or stock exchanges of certain of your personal information in respect to the administration of and grants under the Plan.

Securities Law Information. You are permitted to sell shares of Common Stock acquired through the Plan through the designated broker provided the resale of such shares takes place outside of Canada and through the facilities of a stock exchange, which should be the case because the shares of Common Stock are currently listed on the Nasdaq Global Market.

Foreign Asset/Account Reporting Information. Specified foreign property, including Restricted Stock Units, shares of Common Stock acquired under the Plan and other rights to receive shares of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time during the year. Thus, such Restricted Stock Units must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because other specified foreign property is held by you. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if you own other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares. You should consult with your personal tax advisor to determine your reporting requirements.

The following provisions apply if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisee. Les parties reconnaissent avoir exige la redaction en anglais de la Convention, ainsi que de tous documents, avis et procedures judiciaires, executes, donnes ou intentes en vertu de, ou lies directement ou indirectement à, la presente convention.

Exhibit C8

ELECTION TO SETTLE RESTRICTED STOCK UNITS

TO:          TILRAY INC. (“Tilray”)

The undersigned Restricted Stock Unit holder hereby irrevocably elects to exercise his/her right to receive units (“RSU’s”) granted by Tilray to the undersigned pursuant to a Restricted Stock Unit Grant Agreement for the number of Class 2 Common Stock shares of Tilray (“Common Shares”) as set forth below and subject to the terms of the Amended and Restated 2018 Equity Incentive Plan (including applicable tax withholding obligations as set forth in Section 11 of the Restricted Stock Unit Award Agreement):

Number of Class 2 Common Stock shares to be settled:	_____________________________

DATED this ____ day of __________________, ______.

Signature

Name

Please send this form to equity@tilray.com for processing.

8 To be included as applicable.

ATTACHMENT II

AMENDED AND RESTATED 2018 EQUITY INCENTIVE PLAN